Exhibit 99.1

Alaska Communications Withdraws Proposal to Amend Its Incentive Award Plan

ANCHORAGE, Alaska--(BUSINESS WIRE)--June 1, 2017--Alaska Communications Systems Group, Inc. (NASDAQ: ALSK), the leading provider of advanced broadband and managed IT services for businesses and consumers in Alaska, today announced that its Board of Directors will no longer seek shareholder approval to amend the company’s 2011 Incentive Award Plan. The proposal has been withdrawn from the agenda for the annual meeting. The annual meeting remains scheduled for 8:30 a.m., Alaska daylight time, on Tuesday, June 6, 2017, at the Alaska Communications Business and Technology Center, 600 36th Avenue, Anchorage, Alaska 99503.

Following discussions with shareholders, the Alaska Communications Board of Directors reconsidered the terms of the proposal and determined that withdrawal was appropriate. The Board continues to believe that the creation of meaningful equity incentives for employees is important to the company’s success.

“We believe a well-structured equity component to management compensation is critical for aligning management and shareholder interests,” said Ned Hayes, Chairman of the Board of Alaska Communications. “Although ISS and Glass Lewis both were supportive of the incentive plan proposal, we believe that the better course, at this time, is to withdraw the proposal.”

“With this action, we are responding to shareholder feedback. We are committed to ensuring that our employees are appropriately compensated and that our equity practices enjoy robust support from our shareholders,” said Anand Vadapalli, President and CEO of Alaska Communications.

Forward-Looking Statements

This press release includes certain "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's beliefs as well as on a number of assumptions concerning future events made using information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside the Company’s control. For further information regarding risks and uncertainties associated with the Company’s business, please refer to the Company's SEC filings, including, but not limited to, the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K and quarterly reports on Form 10-Q. Copies of the Company's SEC filings may be obtained by contacting its investor relations department at (907) 564-7556 or by visiting its investor relations website at www.alsk.com.

About Alaska Communications

Alaska Communications (NASDAQ: ALSK) is the leading provider of advanced broadband and managed IT services for businesses and consumers in Alaska. The company operates a highly reliable, advanced statewide data network with the latest technology and the most diverse undersea fiber optic system connecting Alaska to the contiguous U.S. For more information, visit www.alaskacommunications.com or www.alsk.com.

CONTACT:
Alaska Communications
Media Contact:
Heather Cavanaugh, 907-564-7722
or
Investor Contact:
Tiffany Smith, 907-564-7556
investors@acsalaska.com